EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors of
Vermont Yankee Nuclear Power Corporation:

We consent to the use of our report dated February 12, 2007 included herein with respect to the balance sheets of Vermont Yankee Nuclear Power Corporation as of December 31, 2006 and 2005 and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006 appearing in the December 31, 2006 Annual Report on Form 10-K/A of Central Vermont Public Service Corporation.

/s/ KPMG LLP

Burlington, Vermont
March 29, 2007